UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 28, 2010

QKL STORES INC.
(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 Jingqi Street
Dongfeng Xincun
Sartu District
163311 Daqing, PRC

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7987
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 28, 2010, QKL Stores Inc. (the “Company”), through Daqing QKL Chain Commerce & Trade Co. Ltd. (“QKL Chain”), a company that the Company controls through a series of contractual arrangements, entered into a premises lease contract (the “Lease Agreement”) with Xiangdong Zhang (the “Lessor”). Pursuant to the Lease Agreement, QKL Chain leased a building in Daqing, Heilongjiang Province, in the People’s Republic of China (“PRC”).

The building was leased to replace the Company’s existing headquarters which the Company has outgrown, and the new building is intended to accommodate future growth of the Company’s administrative and operations personnel as it implements its supermarket expansion plan.  The Company may also use the building as a supermarket premises.  The building has five stories with an area of 4,897 square meters (52,711 square feet).  The building is located at No.1 Nanreyuan Street, Sartu District, Daqing, PRC. Under the Lease Agreement, the Company took possession of the premises on June 28, 2010, which commenced a rent-free renovation period that ends on December 19, 2010.  The Company currently plans to complete its renovations of the premises in July.  The Company intends to convert its existing headquarters’ office building into training facilities.

Pursuant to the Lease Agreement, annual cash consideration (the “Rent”) of RMB1,200,000 (approximately U.S.$176,954) will be paid by QKL Chain to the Lessor for the period beginning on December 20, 2010 and ending on December 19, 2013 (“First Term”), and was paid in a single installment on June 28, 2010.  Three subsequent payments of RMB1,800,000 (approximately U.S.$265,430) are to be made by QKL Chain within 3 months prior to the end of the First Term, within the three months prior to the first 18-month anniversary of the end of the First Term, and within the three months prior to the second 18-month anniversary of the end of the First Term, respectively.  The Rent does not include applicable lease taxes and fees, or other taxes and fees incurred from the premises, or water, electricity, heating bills and other property management fees.  In the event the Lessor arranges to transfer or sell the premises during the lease term to a third party, the Lessor shall give QKL Chain three months’ prior written notice, in which case QKL Chain shall have a right of first refusal to enter into such arrangements under the same terms and conditions as were negotiated by the third party.  The Lessor may terminate the Lease Agreement in the event that any Rent payment is overdue by thirty days.  The Lessor is not a related party to the Company or QKL Chain.  A copy of the Lease Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On June 28, 2010, the Company, through QKL Chain, entered into a termination agreement (“Termination Agreement”) with Xiangdong Zhang (the “Seller”) with respect to a property buying/selling agreement (“Purchase Agreement”) that QKL Chain and the Seller entered into on December 30, 2009. Pursuant to the Purchase Agreement, QKL Chain purchased a building in Daqing, Heilongjiang Province, in the People’s Republic of China (“PRC”), which transaction was disclosed in a Form 8-K filed with the SEC on January 25, 2010.

Pursuant to the Purchase Agreement, aggregate cash consideration of RMB75,000,000 (approximately U.S.$10,983,861) (the “Purchase Price”) was paid by QKL Chain to the Seller on December 31, 2009, which Purchase Price was returned to QKL Chain on June 28, 2010 upon the consummation of the Termination Agreement.  The Seller was unable to complete the property transfer procedures of the PRC, which required the delivery of a Property Ownership Certificate and Land Use Right Certificate within 60 days of the execution of the Purchase Agreement.  The Seller was also unable to register the property ownership in the name of QKL Chain, which was required under the Purchase Agreement.  The Termination Agreement provides that since the Seller breached the Purchase Agreement, the Purchase Price is to be refunded to the Company.  The Purchase Price was refunded to the Company on June 28, 2010.  In addition, because the Seller breached the Purchase Agreement, the Lease Agreement disclosed in Item 1.01 in this Form 8-K provides for Rent that is lower than the market price for the premises as consideration for QKL Chain’s promise not to take further action with respect to such breach.  The Seller is not a related party to the Company or QKL Chain.  A copy of the Termination Agreement is attached as Exhibit 10.2 and is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMENSAOTRY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective as of July 1, 2010, the Company, through QKL Chain, entered into an employment contract (“Employment Contract”) with the Company’s Chief Operating Officer, Alan Stewart, for a term of three years that will expire on June 30, 2013.  Mr. Stewart will receive an annual salary of $191,352. In addition to his annual salary, Mr. Stewart will be reimbursed for one round-trip airfare from the United States to Daqing, and will be provided with housing and transportation during the term of his employment.  Mr. Stewart may also receive performance bonuses, which would be awarded at the discretion of the Company’s management.  Either the Company or Mr. Stewart may, without reason, terminate the Employment Contract by giving three months’ written notice or, in the case of Mr. Stewart’s termination by the Company, upon the payment of three months’ salary in lieu of notice.  A copy of the Employment Agreement is attached as Exhibit 10.3 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

10.1	Lease Agreement dated June 28, 2010.
10.2	Termination Agreement dated June 28, 2010.
10.3	Employment Agreement effective as of July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By:	/s/ Zhuangyi Wang
Name:	Zhuangyi Wang
Title:	Chief Executive Officer

Dated: July 1, 2010